Exhibit 99.1

MAY NEWS
For Immediate Release                   Contact: Sharon Bateman (314)342-6494


THE MAY DEPARTMENT STORES COMPANY ANNOUNCES SALE OF $2.2 BILLION IN LONG-TERM DEBT TO FINANCE ACQUISITION OF MARSHALL FIELD'S

      ST. LOUIS, July 13, 2004 - The May Department Stores Company [NYSE: MAY] announced today that it has priced a private placement offering of $2.2 billion of securities in the long-term public debt markets to partially fund its acquisition of the Marshall Field's department store group and nine Mervyn's stores.

      The debt ranges from three to 30 years as follows:
      -  $400 million of 3.95% notes due in 2007
      -  $600 million of 4.80% notes due in 2009
      -  $500 million of 5.75% notes due in 2014
      -  $300 million of 6.65% debentures due in 2024
      -  $400 million of 6.70% debentures due in 2034

      Proceeds from the offering will be available July 20. The securities offered were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. However, under a registration rights agreement, May will be required to register resale of the securities under the Securities Act within 120 days. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
      The May Department Stores Company currently operates 438 department stores under the names of Lord & Taylor, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 219 David's Bridal stores, 453 After Hours Formalwear stores, and 10 Priscilla of Boston stores in its Bridal Group. May operates in 46 states, the District of Columbia, and Puerto Rico.

                                   # # #

      This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in The May Department Stores Company's filings with the Securities and Exchange Commission. Those factors include, among other things, the competitive environment in the retailing industry in general and in the specific market areas in which May and its divisions operate, including consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, unseasonable weather and those risks generally associated with the integration of Marshall Field's with May. There can be no assurance that the acquisition will close, as to the timing of the closing, that the integration will be successful or without unanticipated costs or that anticipated synergies or other benefits will be realized. May assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.